Exhibit 10.6

VIVAKOR, INC.

8 Technology #165
Irvine, CA 92618

November   9   2010

To Whom It May Concern:

SHARE CERTIFICATES

Please be advised that the shares registered in the name of Barclay Lyons, LLC ("Barclay") for Five Million (5,000,000) shares of common stock ("Stock") of Vivakor, Inc., (the "Company"), are validly issued, free trading, fully-paid, non-assessable with no restrictions. The Stock is issued based for $4,629.63 on a per share price of $0.0009259 which equals Five Million (5,000,000) shares. It is understood that neither the Company, nor the transfer agent, will take any action to cancel or encumber the Stock or the share certificate representing the Stock. The Company hereby indemnifies and holds harmless Barclay and any brokerage and/or clearing firm working with Barclay against any all claims with respect to the Stock and any reliance on the preceding sentence. These shares are free and clear of any encumbrances.

Very Truly Yours,
Vivakor, Inc.

By:  /s/ MATT NICOSIA

        Matt Nicosia

        Chief Executive Officer